Exhibit 99.3

Board of Directors Authorizes $100 Million to Repurchase RealPage Common Stock

RICHARDSON, Texas--(BUSINESS WIRE)--November 1, 2018--RealPage, Inc. (NASDAQ:RP), a leading global provider of software and data analytics to the real estate industry, today announced that its Board of Directors has approved the repurchase of up to an aggregate of $100 million of its common stock, subject to compliance with applicable law and the limitations in the Company's credit facility. The Company's common stock is listed on The Nasdaq Global Market under the symbol “RP.” The repurchase authorization is effective through October 25, 2019, unless extended or shortened by the Company's Board of Directors.

“The Board’s decision authorizing the repurchase of $100 million of our common stock reflects strong confidence in the long-term outlook of the business,” said Bryan Hill, CFO and Treasurer of RealPage. “In addition, the new authorization aligns with our capital allocation philosophy to opportunistically deploy capital to drive the highest risk-adjusted returns for shareholders.”

Pursuant to the repurchase program, the Company is authorized to repurchase shares from time to time in one or more transactions through open market purchases, block trades, privately negotiated transactions, repurchase plans under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise in accordance with applicable securities laws, including Rule 10b-18 of the Exchange Act. The amount and timing of any repurchases made under the repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions.

The program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion. The repurchases would be funded from available working capital and are subject to compliance with the terms and limitations of the Company's credit facility. Any repurchased shares will be retired to the status of authorized and unissued shares.

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,300 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

CONTACT:
RealPage, Inc.
Investor Relations
Rhett Butler, 972-820-3773
rhett.butler@realpage.com